SUPPLEMENTAL ADJUSTED COMBINED FINANCIAL INFORMATION (UNAUDITED)	Exhibit 99.2
(In millions)

	Three months ended June 30, 2023			Twelve months ended March 31, 2023
	Communication Services	Defense and Advanced Technologies	Total	Communication Services	Defense and Advanced Technologies	Total
Viasat historical revenues (US GAAP) (1)	$560	$220	$780	$1,705	$851	$2,556
Inmarsat historical revenues (IFRS) (2)	267	—	267	1,528	—	1,528
Adjustments for purchase accounting, IFRS to US GAAP and other conforming adjustments (3)	15	—	15	90	—	90

Supplemental adjusted combined revenues	$842	$220	$1,061	$3,323	$851	$4,175

	Three months ended June 30, 2023			Twelve months ended March 31, 2023
	Communication Services	Defense and Advanced Technologies	Total	Communication Services	Defense and Advanced Technologies	Total
Viasat Adjusted EBITDA (1), (5)	$156	$28	$183	$315	$186	$501
Inmarsat Adjusted EBITDA conformed to Viasat (4), (5)	154	—	154	890	—	890
Purchase accounting, IFRS to US GAAP and other conforming adjustments (3)	10	—	10	61	—	61

Supplemental adjusted combined Adjusted EBITDA	$320	$28	$347	$1,266	$186	$1,452

(1)	Viasat, Inc. from continuing operations as reported under new segments. See Exhibit 99.1.
(2)	Inmarsat historical revenues for the three months ended June 30, 2023 consist of standalone revenues for the two months ended May 30, 2023 only.
(3)

Adjustments reflect purchase accounting and reclassifications to conform the historical financial information of Inmarsat from IFRS to US GAAP, giving effect to the Inmarsat Acquisition as if it occurred prior to fiscal year 2023.

(4)

Inmarsat Adjusted EBITDA conformed to the Viasat Adjusted EBITDA calculation. For the three months ended June 30, 2023, Inmarsat information represents standalone Adjusted EBITDA for the two months ended May 30, 2023 only.

(5)

See reconciliation of Viasat Adjusted EBITDA to Viasat segment operating profit (loss) before corporate and amortization of acquired intangible assets at Exhibit 99.1 and see reconciliation of Connect Bidco Limited Adjusted EBITDA (which is not materially different from Inmarsat Holdings’ Adjusted EBITDA) to Connect Bidco Limited profit / (loss) below before giving effect to conforming changes to reflect Viasat’s Adjusted EBITDA presentation. A reconciliation of segment Adjusted EBITDA for Connect Bidco Limited Adjusted AEBITDA is not provided as Connect Bidco Limited is included entirely in the Communications Services segment.

CONNECT BIDCO LIMITED ITEMIZED RECONCILIATION BETWEEN PROFIT / (LOSS) AND ADJUSTED EBITDA IS AS FOLLOWS:

(In millions)

	Three months ended June 30, 2023	Twelve months ended March 31, 2023
Profit / (loss) for the period (IFRS)	13	151
Taxation charge / (income)	4	50
Net financing costs	16	99
Depreciation and amortisation	151	593
Cost associated with the Viasat transaction	41	47

Adjusted EBITDA (6), (7)	$225	$940

(6)

Adjusted EBITDA prior to conforming to Viasat’s presentation (such as, policy election related to the treatment of a one-off foreign exchange gain related to the provision held for the HMRC launch costs case ($28 million) that was settled during the quarter ended March 31, 2023, treatment of noncontrolling interest, equity in income (loss) of unconsolidated affiliates, etc.).

(7)

Contributions from Ligado were previously included as a net down adjustment to Adjusted EBITDA. However, as of June 5, 2024 (the date the Connect Bidco Limited March 31, 2024 quarterly results were reported), Ligado contributions are no longer classified as an exceptional item. Therefore Adjusted EBITDA for the twelve months ended March 31, 2023 has now been adjusted to include $20 million of contributions from Ligado. As this adjustment was previously included in our supplemental information table above within row “Adjustments for purchase accounting, IFRS to US GAAP and other confirming adjustments”, our supplemental information is unchanged.